UNITED STATES                    OMB APPROVAL
                     SECURITIES AND EXCHANGE COMMISSION    OMB Number: 3235-0145
                             Washington, D.C. 20549     Estimated Average Burden
                                   SCHEDULE 13D hours per response.. 14.90 Under the Securities Exchange Act of 1934
                                (Amendment No. 7)


                    ALLIANCE CAPITAL MANAGEMENT HOLDING L.P.
                    (f/k/a Alliance Capital Management L.P.)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                  Units Representing Assignments of Beneficial
                   Ownership of Limited Partnership Interests
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   01855A101
--------------------------------------------------------------------------------
                                 (CUSIP Number)
                                Alvin H. Fenichel
                      Senior Vice President and Controller
                               AXA Financial, Inc.
                           1290 Avenue of the Americas
                            New York, New York 10104
                                 (212) 314-4094
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                 With a copy to:
               Christianne Butte, Head of Central Legal Department
                              AXA, 9, place Vendome
                               75001 Paris, France
                               011-331-40-75-56-38
--------------------------------------------------------------------------------

                                October 29, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|

Note: Six copies of this statement, including all exhibits, should be filed with the commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment continuing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                                 (Page 1 of 62)
                           (Exhibits begin on page 35)

                                  SCHEDULE 13D
CUSIP No. 01855A101                                           Page 2 of 62 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
          NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    1     AXA
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |_|
--------------------------------------------------------------------------------
    3     SEC USE ONLY
--------------------------------------------------------------------------------
          SOURCE OF FUNDS*

    4     AF
--------------------------------------------------------------------------------
    5     CHECK  BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED  PURSUANT TO
          ITEMS 2(D) OR 2(E)                                                |_|
--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION

    6     France
--------------------------------------------------------------------------------
                                SOLE VOTING POWER

                          7     See Item 5
                          ------------------------------------------------------
                                SHARED VOTING POWER

            NUMBER OF     8     See Item 5
             SHARES       ------------------------------------------------------
          BENEFICIALLY          SOLE DISPOSITIVE POWER

                          9     See Item 5
                          ------------------------------------------------------
                                SHARED DISPOSITIVE POWER

                          10    See Item 5
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11     1,483,186 - See Item 5
          (Not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

   12                                                                       |_|
--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   13     2.07% - See Item 5
--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*

   14     HC, CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 01855A101                                           Page 3 of 62 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
          NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    1     FINAXA
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
    2                                                                   (b) |_|
--------------------------------------------------------------------------------
          SEC USE ONLY
    3
--------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4     AF
--------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF  LEGAL PROCEEDINGS IS  REQUIRED PURSUANT TO
          ITEMS 2(D) OR 2(E)                                                |_|
--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION

    6     France
--------------------------------------------------------------------------------
                                SOLE VOTING POWER

                          7     See Item 5
                          ------------------------------------------------------
                                SHARED VOTING POWER
             NUMBER OF
              SHARES      8     See Item 5
           BENEFICIALLY   ------------------------------------------------------
             OWNED BY           SOLE DISPOSITIVE POWER
               EACH
            REPORTING     9     See Item 5
           PERSON WITH
                          ------------------------------------------------------
                                SHARED DISPOSITIVE POWER

                          10    See Item 5
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11     1,483,186 - See Item 5
          (Not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

   12                                                                       |_|
--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   13     2.07% - See Item 5
--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*

   14     HC, CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 01855A101                                         Page 4 of 62 Pages
---------------------                                       ------------------

--------------------------------------------------------------------------------
          NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
    1     AXA Assurances IARD Mutuelle
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |X|
    2                                                                 (b) |_|
--------------------------------------------------------------------------------
          SEC USE ONLY
    3
--------------------------------------------------------------------------------
          SOURCE OF FUNDS*

    4     AF
--------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(D) OR 2(E)                                                |_|
    5
--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION

    6     France
--------------------------------------------------------------------------------
                                SOLE VOTING POWER

                          7     See Item 5
                          ------------------------------------------------------
                                SHARED VOTING POWER
            NUMBER OF
             SHARES       8     See Item 5
           BENEFICIALLY   ------------------------------------------------------
                                SOLE DISPOSITIVE POWER

                          9     See Item 5
                          ------------------------------------------------------
                                SHARED DISPOSITIVE POWER

                          10    See Item 5
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11     1,483,186 - See Item 5
          (Not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

   12                                                                       |_|
--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   13     2.07% - See Item 5
--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*

   14     IC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 01855A101                                         Page 5 of 62 Pages
---------------------                                       ------------------

--------------------------------------------------------------------------------
          NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    1     AXA Assurances Vie Mutuelle
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |X|
    2                                                                   (b) |_|
--------------------------------------------------------------------------------
          SEC USE ONLY
    3
--------------------------------------------------------------------------------
          SOURCE OF FUNDS*

    4     AF
--------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS  IS  REQUIRED PURSUANT TO
    5     ITEMS 2(D) OR 2(E)                                                |_|
--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION

    6     France
--------------------------------------------------------------------------------
                                SOLE VOTING POWER

                          7     See Item 5
                          ------------------------------------------------------
                                SHARED VOTING POWER
            NUMBER OF
             SHARES       8     See Item 5
           BENEFICIALLY   ------------------------------------------------------
                                SOLE DISPOSITIVE POWER

                          9     See Item 5
                          ------------------------------------------------------
                                SHARED DISPOSITIVE POWER

                          10    See Item 5
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11     1,483,186 - See Item 5
          (Not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

   12                                                                       |_|
--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   13     2.07% - See Item 5
--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*

   14     IC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 01855A101                                         Page 6 of 62 Pages
---------------------                                       ------------------

--------------------------------------------------------------------------------
          NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    1     AXA Courtage Assurance Mutuelle
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |X|
    2                                                                   (b) |_|
--------------------------------------------------------------------------------
          SEC USE ONLY
    3
--------------------------------------------------------------------------------
          SOURCE OF FUNDS*

    4     AF
--------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS  IS  REQUIRED PURSUANT TO
    5     ITEMS 2(D) OR 2(E)                                                |_|
--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION

    6     France
--------------------------------------------------------------------------------
                                SOLE VOTING POWER

                          7     See Item 5
                          ------------------------------------------------------
                                SHARED VOTING POWER
            NUMBER OF
             SHARES       8     See Item 5
           BENEFICIALLY   ------------------------------------------------------
                                SOLE DISPOSITIVE POWER

                          9     See Item 5
                          ------------------------------------------------------
                                SHARED DISPOSITIVE POWER

                          10    See Item 5
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11     1,483,186 - See Item 5
          (Not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

   12                                                                       |_|
--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   13     2.07% - See Item 5
--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*

   14     IC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 01855A101                                        Page 7 of 62 Pages
---------------------                                      ------------------

--------------------------------------------------------------------------------
          NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    1     AXA Conseil Vie Assurance Mutuelle
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |X|
    2                                                                   (b) |_|
--------------------------------------------------------------------------------
          SEC USE ONLY
    3
--------------------------------------------------------------------------------
          SOURCE OF FUNDS*

    4     AF
--------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS  IS  REQUIRED PURSUANT TO
    5     ITEMS 2(D) OR 2(E)                                                |_|
--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION

    6     France
--------------------------------------------------------------------------------
                                SOLE VOTING POWER

                          7     See Item 5
                          ------------------------------------------------------
                                SHARED VOTING POWER
            NUMBER OF
             SHARES       8     See Item 5
           BENEFICIALLY   ------------------------------------------------------
                                SOLE DISPOSITIVE POWER

                          9     See Item 5
                          ------------------------------------------------------
                                SHARED DISPOSITIVE POWER

                          10    See Item 5
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11     1,483,186 - See Item 5
          (Not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

   12                                                                       |_|
--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   13     2.07% - See Item 5
--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*

   14     IC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 01855A101                                        Page 8 of 62 Pages
---------------------                                      ------------------

--------------------------------------------------------------------------------
          NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    1     Claude Bebear, as AXA Voting Trustee
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) | |
    2                                                                   (b) |_|
--------------------------------------------------------------------------------
          SEC USE ONLY
    3
--------------------------------------------------------------------------------
          SOURCE OF FUNDS*

    4     OO
--------------------------------------------------------------------------------
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS  IS  REQUIRED PURSUANT TO
    5     ITEMS 2(D) OR 2(E)                                                |_|
--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION

    6     Citizen of France
--------------------------------------------------------------------------------
                                SOLE VOTING POWER

                          7     See Item 5
                          ------------------------------------------------------
                                SHARED VOTING POWER
            NUMBER OF
             SHARES       8     See Item 5
           BENEFICIALLY   ------------------------------------------------------
                                SOLE DISPOSITIVE POWER

                          9     See Item 5
                          ------------------------------------------------------
                                SHARED DISPOSITIVE POWER

                          10    See Item 5
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11     1,483,186 - See Item 5
          (Not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

   12                                                                       |_|
--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   13     2.07% - See Item 5
--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*

   14     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 01855A101                                        Page 9 of 62 Pages
---------------------                                      ------------------

--------------------------------------------------------------------------------
          NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    1     Patrice Garnier, as AXA Voting Trustee
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
    2                                                                   (b) |_|
--------------------------------------------------------------------------------
          SEC USE ONLY
    3
--------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4     OO
--------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF  LEGAL PROCEEDINGS IS  REQUIRED PURSUANT TO
          ITEMS 2(D) OR 2(E)                                                |_|
--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION

    6     Citizen of France
--------------------------------------------------------------------------------
                                SOLE VOTING POWER

                          7     See Item 5
                          ------------------------------------------------------
                                SHARED VOTING POWER
             NUMBER OF
              SHARES      8     See Item 5
           BENEFICIALLY   ------------------------------------------------------
             OWNED BY           SOLE DISPOSITIVE POWER
               EACH
            REPORTING     9     See Item 5
           PERSON WITH    ------------------------------------------------------
                                SHARED DISPOSITIVE POWER

                          10    See Item 5
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11     1,483,186 - See Item 5
          (Not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

   12                                                                       |_|
--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   13     2.07% - See Item 5
--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*

   14     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 01855A101                                    Page 10 of 62 Pages
---------------------                                  -------------------

--------------------------------------------------------------------------------
          NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    1     Henri de Clermont-Tonnerre, as AXA Voting Trustee
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
    2                                                                   (b) |_|
--------------------------------------------------------------------------------
          SEC USE ONLY
    3
--------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4     OO
--------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF  LEGAL PROCEEDINGS IS  REQUIRED PURSUANT TO
          ITEMS 2(D) OR 2(E)                                                |_|
--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION

    6     Citizen of France
--------------------------------------------------------------------------------
                                SOLE VOTING POWER

                          7     See Item 5
                          ------------------------------------------------------
                                SHARED VOTING POWER
             NUMBER OF
              SHARES      8     See Item 5
           BENEFICIALLY   ------------------------------------------------------
             OWNED BY           SOLE DISPOSITIVE POWER
               EACH
            REPORTING     9     See Item 5
           PERSON WITH    ------------------------------------------------------
                                SHARED DISPOSITIVE POWER

                          10    See Item 5
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11     1,483,186 - See Item 5
          (Not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

   12                                                                       |_|
--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   13     2.07% - See Item 5
--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*

   14     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 01855A101                                      Page 11 of 62 Pages
---------------------                                    -------------------

--------------------------------------------------------------------------------
          NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    1     AXA Financial, Inc. (f/k/a The Equitable Companies Incorporated)
          13-3623351
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
    2                                                                   (b) |_|
--------------------------------------------------------------------------------
          SEC USE ONLY
    3
--------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4     AF
--------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF  LEGAL PROCEEDINGS IS  REQUIRED PURSUANT TO
          ITEMS 2(D) OR 2(E)                                                |_|
--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION

    6     Delaware
--------------------------------------------------------------------------------
                                SOLE VOTING POWER

                          7     1,483,186 - See Items 4 and 5
                          ------------------------------------------------------
                                SHARED VOTING POWER
             NUMBER OF
              SHARES      8
           BENEFICIALLY   ------------------------------------------------------
             OWNED BY           SOLE DISPOSITIVE POWER
               EACH
            REPORTING     9     1,483,186 - See Items 4 and 5
           PERSON WITH    ------------------------------------------------------
                                SHARED DISPOSITIVE POWER

                          10
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11     1,483,186 - See Items 4 and 5
--------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

   12                                                                       |_|
--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   13     2.07% - See Items 4 and 5
--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*

   14     HC, CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 01855A101                                       Page 12 of 62 Pages
---------------------                                     -------------------

--------------------------------------------------------------------------------
          NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    1     AXA Client Solutions, LLC
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
    2                                                                   (b) |_|
--------------------------------------------------------------------------------
          SEC USE ONLY
    3
--------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4     AF
--------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF  LEGAL PROCEEDINGS IS  REQUIRED PURSUANT TO
          ITEMS 2(D) OR 2(E)                                                |_|
--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION

    6     Delaware
--------------------------------------------------------------------------------
                                SOLE VOTING POWER

                          7     1,483,186 - See Items 4 and 5
                          ------------------------------------------------------
                                SHARED VOTING POWER
             NUMBER OF
              SHARES      8
           BENEFICIALLY   ------------------------------------------------------
             OWNED BY           SOLE DISPOSITIVE POWER
               EACH
            REPORTING     9     1,483,186 - See Items 4 and 5
           PERSON WITH    ------------------------------------------------------
                                SHARED DISPOSITIVE POWER

                          10
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11     1,483,186 - See Items 4 and 5
--------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

   12                                                                       |_|
--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   13     2.07% - See Items 4 and 5
--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*

   14     HC, OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 01855A101                                     Page 13 of 62 Pages
---------------------                                   -------------------

--------------------------------------------------------------------------------
          NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    1     The Equitable Life Assurance Society of the United States
          13-5570651
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
    2                                                                   (b) |_|
--------------------------------------------------------------------------------
          SEC USE ONLY
    3
--------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4     WC
--------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF  LEGAL PROCEEDINGS IS  REQUIRED PURSUANT TO
          ITEMS 2(D) OR 2(E)                                                |_|
--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION

    6     New York
--------------------------------------------------------------------------------
                                SOLE VOTING POWER

                          7     1,483,186 - See Items 4 and 5
                          ------------------------------------------------------
                                SHARED VOTING POWER
             NUMBER OF
              SHARES      8
           BENEFICIALLY   ------------------------------------------------------
             OWNED BY           SOLE DISPOSITIVE POWER
               EACH
            REPORTING     9     1,483,186 - See Items 4 and 5
           PERSON WITH    ------------------------------------------------------
                                SHARED DISPOSITIVE POWER

                          10
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11     1,483,186 - See Items 4 and 5
--------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

   12                                                                       |_|
--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   13     2.07% - See Items 4 and 5
--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*

   14     IC, CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 01855A101                                      Page 14 of 62 Pages
---------------------                                    -------------------

--------------------------------------------------------------------------------
          NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    1     Equitable Holdings, LLC
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
    2                                                                   (b) |_|
--------------------------------------------------------------------------------
          SEC USE ONLY
    3
--------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4     AF
--------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF  LEGAL PROCEEDINGS IS  REQUIRED PURSUANT TO
          ITEMS 2(D) OR 2(E)                                                |_|
--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION

    6     New York
--------------------------------------------------------------------------------
                                SOLE VOTING POWER

                          7     761,008 - See Items 4 and 5
                          ------------------------------------------------------
                                SHARED VOTING POWER
             NUMBER OF
              SHARES      8
           BENEFICIALLY   ------------------------------------------------------
             OWNED BY           SOLE DISPOSITIVE POWER
               EACH
            REPORTING     9     761,008 - See Items 4 and 5
           PERSON WITH    ------------------------------------------------------
                                SHARED DISPOSITIVE POWER

                          10
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11     761,008 - See Items 4 and 5
--------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

   12                                                                       |_|
--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   13     1.06% - See Items 4 and 5
--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*

   14     HC, OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 01855A101                                     Page 15 of 62 Pages
---------------------                                   -------------------

--------------------------------------------------------------------------------
          NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    1     Equitable Investment Corporation
          13-2694412
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
    2                                                                   (b) |_|
--------------------------------------------------------------------------------
          SEC USE ONLY
    3
--------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4     AF
--------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF  LEGAL PROCEEDINGS IS  REQUIRED PURSUANT TO
          ITEMS 2(D) OR 2(E)                                                |_|
--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION

    6     New York
--------------------------------------------------------------------------------
                                SOLE VOTING POWER

                          7     722,178 - See Items 4 and 5
                          ------------------------------------------------------
                                SHARED VOTING POWER
             NUMBER OF
              SHARES      8
           BENEFICIALLY   ------------------------------------------------------
             OWNED BY           SOLE DISPOSITIVE POWER
               EACH
            REPORTING     9     722,178 - See Items 4 and 5
           PERSON WITH    ------------------------------------------------------
                                SHARED DISPOSITIVE POWER

                          10
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11     722,178 - See Items 4 and 5
--------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

   12                                                                       |_|
--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   13     1.01% - See Items 4 and 5
--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*

   14     HC, CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 01855A101                                     Page 16 of 62 Pages
---------------------                                   -------------------

--------------------------------------------------------------------------------
          NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    1     ACMC, Inc.
          13-2677213
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
    2                                                                   (b) |_|
--------------------------------------------------------------------------------
          SEC USE ONLY
    3
--------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4     WC
--------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF  LEGAL PROCEEDINGS IS  REQUIRED PURSUANT TO
          ITEMS 2(D) OR 2(E)                                                |_|
--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION

    6     Delaware
--------------------------------------------------------------------------------
                                SOLE VOTING POWER

                          7     722,178 - See Items 4 and 5
                          ------------------------------------------------------
                                SHARED VOTING POWER
             NUMBER OF
              SHARES      8
           BENEFICIALLY   ------------------------------------------------------
             OWNED BY           SOLE DISPOSITIVE POWER
               EACH
            REPORTING     9     722,178 - See Items 4 and 5
           PERSON WITH    ------------------------------------------------------
                                SHARED DISPOSITIVE POWER

                          10
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11     722,178 - See Items 4 and 5
--------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

   12                                                                       |_|
--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   13     1.01% - See Items 4 and 5
--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*

   14     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No. 01855A101                                       Page 17 of 62 Pages
---------------------                                     -------------------

--------------------------------------------------------------------------------
          NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    1     Equitable Capital Management Corporation
          13-3266813
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
    2                                                                   (b) |_|
--------------------------------------------------------------------------------
          SEC USE ONLY
    3
--------------------------------------------------------------------------------
          SOURCE OF FUNDS*
    4     WC
--------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF  LEGAL PROCEEDINGS IS  REQUIRED PURSUANT TO
          ITEMS 2(D) OR 2(E)                                                |_|
--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION

    6     Delaware
--------------------------------------------------------------------------------
                                SOLE VOTING POWER

                          7     722,178 - See Items 4 and 5
                          ------------------------------------------------------
                                SHARED VOTING POWER
             NUMBER OF
              SHARES      8
           BENEFICIALLY   ------------------------------------------------------
             OWNED BY           SOLE DISPOSITIVE POWER
               EACH
            REPORTING     9     722,178 - See Items 4 and 5
           PERSON WITH    ------------------------------------------------------
                                SHARED DISPOSITIVE POWER

                          10
--------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   11     722,178 - See Items 4 and 5
--------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

   12                                                                       |_|
--------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   13     1.01% - See Items 4 and 5
--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*

   14     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

     This  Amendment  No. 7 amends and restates in its entirety the Statement on
Schedule 13D ("Schedule 13D") initially filed on August 4, 1992 with the Securities and Exchange Commission by AXA, Midi Participations, Finaxa, the Mutuelles AXA (as herein defined) and the Trustees (as herein defined) of a Voting Trust, as amended by Amendment No. 1 to the Schedule 13D ("Amendment No. 1") filed on July 29, 1993, Amendment No. 2 to the Schedule 13D filed on September 14, 1994 ("Amendment No. 2"), Amendment No. 3 to the Schedule 13D filed on October 22, 1996 ("Amendment No. 3"), Amendment No. 4 to the Schedule 13D filed on July 11, 1997 ("Amendment No. 4"), Amendment No. 5 to the Schedule 13D filed on September 4, 1997 ("Amendment No. 5"), and Amendment No. 6 to the
Schedule 13D filed April 9, 1999 ("Amendment No. 6"), each of which was filed by AXA, Midi Participations (except as to Amendment Nos. 3, 4, 5 and 6), Finaxa, the Mutuelles AXA, the Trustees, AXA Financial, Inc. (formerly known as The Equitable Companies Incorporated), The Equitable Life Assurance Society of the United States, Equitable Holding Corporation (which was merged in 1997 into Equitable Holdings, LLC), Equitable Investment Corporation, ACMC, Inc. and Equitable Capital Management Corporation, which Schedule 13D relates to Units representing assignments of beneficial ownership of limited partnership interests of Alliance Capital Management Holding L.P. (formerly known as Alliance Capital Management L.P.), a Delaware limited partnership ("Alliance").

Item 1.  Security and Issuer

     The class of equity securities to which this statement relates is the Units representing assignments of beneficial ownership of limited partnership interests (the "Units") of Alliance. The address of the principal executive offices of Alliance is 1345 Avenue of the Americas, New York, New York 10105.

Item 2.  Identity and Background

     This statement is being filed by (i) AXA (formerly known as AXA-UAP), a company organized under the laws of France, (ii) Finaxa, a holding company organized under the laws of France, (iii) AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle (formerly known as Uni Europe Assurance Mutuelle) and AXA Conseil Vie Assurance Mutuelle (formerly known as Alpha Assurances Vie Mutuelle), four mutual insurance companies organized under the laws of France (the "Mutuelles AXA"), (iv) Claude Bebear (Chairman of the Executive Board of AXA), Patrice Garnier (a member of the Supervisory Board of AXA) and Henri de Clermont-Tonnerre (a member of the Supervisory Board of AXA), as Trustees (the "Trustees") of a Voting Trust (the "Voting Trust") established pursuant to a Voting Trust Agreement dated as of May 12, 1992, as amended January 22, 1997, by and among AXA and the Trustees (the "Voting Trust Agreement"), (v) AXA Financial, Inc. (formerly known as The Equitable Companies Incorporated), a Delaware corporation ("AXF"), (vi) AXA Client Solutions, LLC, a Delaware limited liability company whose sole member is AXF ("AXCS"), (vii) The Equitable Life Assurance Society of the United States, a New York stock life insurance company ("Equitable"), (viii) Equitable Holdings, LLC ("EHLLC"), a New York limited liability company whose sole member is Equitable, (ix) Equitable Investment Corporation, a New York corporation ("EIC"), (x) ACMC, Inc., a Delaware corporation ("ACMC"), and (xi) Equitable Capital Management Corporation, a Delaware corporation ("ECMC"). AXA, Finaxa, the Mutuelles AXA, the Trustees, AXF, AXCS, Equitable, EHLLC, EIC, ACMC and ECMC are hereinafter collectively referred to as the "Reporting Persons."

     AXA. AXA is a holding company for an international group of insurance and related financial service companies. The address of AXA's principal business and office is 9, place Vendome, 75001 Paris,

France. As of October 1, 1999, approximately 20.3% of the issued ordinary shares (representing approximately 32.1% of the voting power) of AXA were directly or indirectly owned by Finaxa. As of October 1, 1999, the Mutuelles AXA, in addition to their indirect beneficial ownership of AXA's ordinary shares through Finaxa, directly beneficially owned approximately 3.1% of AXA's ordinary shares (representing approximately 4.9% of the voting power). In addition, as of October 1, 1999, approximately 1.1% of the ordinary shares of AXA without the power to vote were owned by certain subsidiaries of AXA.

     Finaxa. Finaxa is a holding company. The address of Finaxa's principal business and office is 23, avenue Matignon, 75008 Paris, France. As of October 1, 1999, approximately 61.7% of the voting shares (representing approximately 72.2% of the voting power) of Finaxa were owned by the Mutuelles AXA (one of which, AXA Assurances I.A.R.D. Mutuelle, owned approximately 35.4% of the voting shares, representing approximately 41.5% of the voting power), and approximately 22.7% of the voting shares (representing approximately 13.7% of the voting power) of Finaxa were owned by Paribas, a French bank.

     The Mutuelles AXA. The Mutuelles AXA are AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle (formerly known as Uni Europe Assurance Mutuelle) and AXA Conseil Vie Assurance Mutuelle (formerly known as Alpha Assurances Vie Mutuelle). Each of the Mutuelles AXA is a mutual insurance company organized under the laws of France. The address of each of the Mutuelles AXA's principal business and office is as follows: (i) for each of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, 21, rue de Chateaudun, 75009 Paris, France; (ii) for AXA Conseil Vie Assurance Mutuelle, Tour Franklin, 100 -101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France; and (iii) for AXA Courtage Assurance Mutuelle, 26, rue Louis le Grand, 75002 Paris, France.

     The Trustees. In order to ensure, for insurance regulatory purposes, that certain indirect minority shareholders of AXA are not able to exercise control over AXF and certain of its insurance subsidiaries, AXA has agreed pursuant to the Voting Trust Agreement to deposit in the Voting Trust the shares of capital stock of AXF having voting powers beneficially owned by AXA and certain of its affiliates. AXA or any such affiliate depositing capital stock in the Voting Trust will remain the beneficial owner of all capital stock deposited by it in the Voting Trust, but during the term of the Voting Trust the Trustees will exercise all voting rights with respect to such capital stock. Additional information relating to the Voting Trust Agreement is set forth in the Schedule 13D filed by AXA with respect to its ownership of the capital stock of AXF.

     Information with respect to the Trustees is set forth on Exhibit 1 hereto since each of the Trustees is a member of either the Executive Board or the Supervisory Board of AXA.

     AXF and Subsidiaries. AXF is a holding company. As of October 1, 1999, approximately 58.1% of the outstanding shares of common stock of AXF were beneficially owned by AXA. AXF and its subsidiaries (including Equitable, an indirect wholly-owned subsidiary) provide diversified financial services to a broad spectrum of insurance, investment management and investment banking customers. AXCS, whose sole member is AXF, wholly-owns Equitable, which in turn wholly-owns ACMC. EHLLC, whose sole member is Equitable, wholly-owns EIC, which in turn wholly-owns ECMC. ECMC, ACMC, EIC, EHLLC, AXCS and AXF are holding companies. The address of the principal business and principal office of AXF, AXCS, Equitable, EHLLC, EIC, ACMC and ECMC is 1290 Avenue of the Americas, New York, New York 10104.

     The (i) name, (ii) residence or business address, (iii) present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted and (iv) citizenship of each of the executive officers and directors of each of the Reporting Persons are set forth on Exhibits 1 through 13 hereto. None of the
Reporting Persons nor, to the knowledge of any Reporting Person, any natural person named in Exhibits 1 through 13 hereto has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of which any such Reporting Person or person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or state securities laws or finding any violation with respect to such laws.

Item 3.  Source and Amount of Funds or Other Consideration

         See response to Item 4.

Item 4.  Purpose of Transaction

     Alliance was organized as a master limited partnership in 1987 to succeed to the business of ACMC, a Delaware corporation then a subsidiary of Equitable, which began providing investment management services in 1971. On April 21, 1988, the business and substantially all of the operating assets of ACMC were conveyed to Alliance in exchange for a 1% general partnership interest in Alliance and approximately 55% of the then outstanding Units.

     Equitable and its subsidiaries have acquired for cash beneficial ownership of additional Units subsequent to the formation of Alliance in order to finance sales of shares of mutual funds for which Alliance is the investment adviser. Additional Units were also acquired by Equitable and its subsidiaries in order to provide Alliance with additional capital to take advantage of growth opportunities and strategic global alliances, including Units acquired by Equitable as consideration for property transferred to Alliance by Equitable and Units acquired for cash in order to provide capital to Alliance for the acquisition of Shields Asset Management, Incorporated and its wholly-owned subsidiary, Regent Investor Services, Incorporated.

     Under current tax law, Alliance, as a partnership, generally is not subject to Federal income tax. However, the tax law in effect prior to August 5, 1997, also provided that, as a consequence of the public trading of Units, Alliance would have been treated as a corporation for Federal income tax purposes beginning on January 1, 1998. On June 24, 1997, Alliance announced plans for a transaction (the "Transaction") involving a merger in which a newly formed Delaware corporation ("New Co") would have become the general partner of Alliance and Alliance would have merged with a wholly-owned subsidiary of New Co, with Alliance as the surviving entity. In such merger, holders of Units would have exchanged their existing Units for an equal number of shares of Class A Common Stock of New Co, unless such holders elected to continue as limited partners in Alliance, which would have ceased to be a publicly traded limited partnership, or elected to participate in a cash alternative. Following the Transaction, the Units would have become subject to severe restrictions on transferability. Alliance also stated that it would not proceed with plans for the Transaction if, during 1997, it determined that changes in federal tax law would make it preferable for Alliance to retain its then current ownership form.

     On August 5, 1997, The Taxpayer Relief Act of 1997 was signed into law. It included the option for certain publicly traded partnerships to maintain partnership tax status and pay a 3.5% tax on partnership gross business income (the "3.5% tax"). On August 6, 1997, Alliance announced its intention to utilize this option and remain a publicly traded limited partnership and that it would not implement the previously announced Transaction.

     On April 8, 1999, Alliance issued a press release announcing plans for a reorganization (the "Reorganization"), which was approved at a special meeting of Alliance unitholders held on September 22, 1999 and consummated on October 29, 1999. The Reorganization provided for Alliance to reorganize by transferring its business to a newly formed private Delaware limited partnership ("Alliance II") in exchange for Alliance II units of limited partnership interest and a 1% general partnership interest in Alliance II. Alliance II, as a private partnership, is not subject to the 3.5% tax. Alliance II units are subject to restrictions on transfer that make them substantially illiquid to ensure that Alliance II is not classified as a publicly traded partnership for federal tax purposes. Following the Reorganization, Alliance's principal asset is Alliance II units and Alliance functions solely as a holding company through which public unitholders continue to own an indirect interest in Alliance's business. The business previously conducted by Alliance will continue to be conducted unchanged by Alliance II, and all employees of Alliance have become employees of Alliance II with the same responsibilities. Alliance's general partner also serves as the general partner of Alliance II. Immediately after the
Reorganization, Alliance changed its name to "Alliance Capital Management Holding L.P.", and the new partnership, Alliance II, assumed the name "Alliance Capital Management L.P."

     On September 30, 1999, Alliance commenced an exchange offer pursuant to which it offered to all of its unitholders the opportunity to exchange their Alliance Units for Alliance II units, on a one-for-one basis. All Alliance unitholders had the right to retain their existing publicly-traded Units in Alliance. On October 29, 1999, Alliance announced that it had completed its exchange offer and consummated the Reorganization. A copy of the press release is included as Exhibit 17 hereto. According to Alliance, as of the expiration of the public exchange offer at 12:00 a.m. on October 29, 1999, 4,713,279 Units had been tendered and accepted for exchange by Alliance. Immediately following the completion of the public exchange offer, at the close of business on October 29, 1999, Equitable and its subsidiaries exchanged an aggregate of 95,069,125 Units for an aggregate of 95,069,125 Alliance II units in private transactions on the same terms as the public exchange offer. In addition, Alliance Capital Management Corporation exchanged all of its units of general partnership interest in Alliance for the 1% general partnership interest in Alliance II held by Alliance. Equitable also contributed 100,000 Units to Alliance Capital Management Corporation, which exchanged such Units for 100,000 units of general partnership interest in Alliance.

     In addition to the exchanges effected in connection with the Reorganization, the Reporting Persons in the future may acquire or dispose of additional Units and may acquire or dispose of additional units of Alliance II. The Alliance II units are highly illiquid and the ability of a holder of Alliance II units to exchange them in the future for Units if it so desires is substantially limited. In general, transfers of Alliance II units will be allowed only with the written consent of both Equitable and the general partner of Alliance II. Equitable and the general partner of Alliance II currently intend to refuse to consent to any transfer that is not described in the safe harbors set forth in the United States Treasury regulations. One safe harbor would permit exchanges of Alliance II units for Units only if (i) in any year, the volume of these exchanges represents no more than 10% of the outstanding Alliance II units (with Alliance II units held by Equitable and its affiliates, other than Alliance, not being counted as outstanding) and (ii) an exchange occurs at least 60 days after the Alliance II unitholder delivers an irrevocable written notice to Alliance II. Only the written consent of Equitable, and not the written consent of the general partner, is required for a "block transfer" of Alliance II units by a corporation or other business entity, provided that Alliance II receives an opinion of counsel that Alliance II will not be treated as a publicly-traded partnership for federal income tax purposes as a result of the transfer. In general, a "block transfer" is the transfer within a 30 day period by a single holder, or group of related holders, of Alliance II units representing more than 2% of the outstanding Alliance II units (with Alliance II units held by Equitable and its affiliates, other than Alliance, not being counted as outstanding). Alliance may only be able to deliver freely tradeable Units if at the time of the exchange Alliance has an effective registration statement available. Alliance is not obligated to undertake any exchange if the general partner of Alliance determines, in its sole discretion, that in connection with such exchange Alliance would be required to disclose material non-public information which it believes would be inadvisable to disclose.

     Except as set forth in this statement, none of the Reporting Persons has any plans or proposals described in Item 4(a)-(j) of Schedule 13D.

Item 5.  Interest in Securities of the Issuer

     (a), (b) At the close of business on October 29, 1999, Equitable did not beneficially own directly any Units and beneficially owned 4,432,576 Alliance II units representing 2.58% of the Alliance II units outstanding. ACMC beneficially owned directly 722,178 Units representing 1.01% of the Units outstanding and 66,220,822 Alliance II units representing 38.57% of the Alliance II units outstanding. ECMC beneficially owned directly 722,178 Units representing 1.01% of the Units outstanding and 24,415,727 Alliance II units representing 14.22% of the Alliance II units outstanding. Equitable, ACMC and ECMC have the sole power to vote or direct the vote and the sole power to dispose or direct the disposition of each of their respective Units and Alliance II units. In addition, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), 70.4% of the shares of common stock of which are directly and indirectly owned by AXF, may be deemed, directly or indirectly, to be the beneficial owner of 38,830 Units, acquired solely for investment purposes on behalf of client discretionary accounts. By reason of its ownership interest in ECMC, EIC may be deemed to beneficially own indirectly, and to have voting and dispositive power with respect to, the 722,178 Units owned by ECMC representing 1.01% of the Units outstanding and the 24,415,727 Alliance II units owned by ECMC representing 14.22% of the Alliance II units outstanding. By reason of its ownership interest in ECMC and DLJ, EHLLC may be deemed to beneficially own indirectly, and to have voting and dispositive power with respect to 761,008 Units including the 722,178 Units owned by ECMC and the 38,830 Units held in DLJ client discretionary accounts, representing 1.06% of the Units outstanding, and the 24,415,727 Alliance II units owned by ECMC representing 14.22% of the Alliance II units outstanding. By reason of its ownership interest in ACMC, ECMC and DLJ, Equitable may be deemed to beneficially own indirectly, and to have voting and dispositive power with respect to, the 722,178 Units owned by ACMC, the 722,178 Units owned by ECMC and the 38,830 Units acquired on behalf of client discretionary accounts by DLJ which represent 2.07% of the Units outstanding, and the 66,220,822 Alliance II units owned by ACMC and the 24,415,727 Alliance II units owned by ECMC which, together with the 4,432,576 Alliance II units owned directly by

Equitable, represent 55.38% of the Alliance II units outstanding. By reason of its ownership interest in ACMC, ECMC, DLJ and Equitable, AXCS may be deemed to beneficially own indirectly, and to have voting and dispositive power with respect to, the 722,178 Units owned by ACMC, the 722,178 Units owned by ECMC, and the 38,830 Units acquired on behalf of client discretionary accounts by DLJ, representing 2.07% of the Units outstanding, and the 66,220,822 Alliance II units owned by ACMC and the 24,415,727 Alliance II units owned by ECMC which, together with the 4,432,576 Alliance II units owned directly by Equitable, represent 55.38% of the Alliance II units outstanding. By reason of its ownership interest in ACMC, ECMC, DLJ, Equitable and AXCS, AXF may be deemed to beneficially own indirectly, and to have voting and dispositive power with respect to, the 722,178 Units owned by ACMC, the 722,178 Units owned by ECMC and the 38,830 Units acquired on behalf of client discretionary accounts by DLJ, representing 2.07% of the Units outstanding, and the 66,220,822 Alliance II units owned by ACMC, the 24,415,727 Alliance II units owned by ECMC and the 4,432,576 Alliance II units owned directly by Equitable, representing 55.38% of the Alliance II units outstanding. (This excludes Units acquired by Alliance solely for investment purposes on behalf of client discretionary accounts.)

     AXA, by virtue of its ownership of 58.1% of the outstanding shares of common stock of AXF, may be deemed to beneficially own all of the Units and Alliance II units owned indirectly by AXF. By reason of the Voting Trust Agreement, the Trustees may also be deemed to be beneficial owners of such Units and Alliance II units. In addition, the Mutuelles AXA, as a group, and Finaxa may be deemed to be beneficial owners of such Units and Alliance II units. Each of AXA, Finaxa, the Mutuelles AXA and the Trustees expressly declares that the filing of this Schedule 13D shall not be construed as an admission that it is, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, the beneficial owner of such Units or Alliance II units.

     AXA, by reason of its relationship with AXF, may be deemed to share the power to vote or direct the vote and to dispose or direct the disposition of all of the Units and Alliance II units beneficially owned by AXF. By reason of the Voting Trust arrangement, the Trustees may be deemed and, by reason of their relationship with AXA, the Mutuelles AXA, as a group, and Finaxa may be deemed, to share the power to vote or to direct the vote and to dispose or to direct the disposition of all the Units and Alliance II units beneficially owned by AXF.

     To the knowledge of the Reporting Persons, the following directors and executive officers of the Reporting Persons listed in Exhibits 1 through 13 hereto beneficially own the following number of outstanding Units and options or other rights to acquire Units presently or within 60 days:


Richard H. Jenrette              20,000 Units (of which 1,000 Units are held on
                                 behalf of the Richard Hampton Jenrette
                                 Foundation and 3,000 Units are held in an IRA account)

John T. Hartley                  1,460 Units (all of which are owned by his
                                 spouse, Martha Hartley)

Peter D. Noris                   2,000 Units

George J. Sella, Jr.             10,000 Units

John S. Chalsty                  18,000 Units

Dave H. Williams                 1,072,176 Units (of which 160,000 Units are
                                 owned by his spouse, Reba Williams)

Henri de Castries                2,000 Units

Denis Duverne                    2,000 Units

     Other than as described above and in Item 4 above, none of the Reporting Persons beneficially owns any Units or Alliance II units or options or other rights to acquire Units or Alliance II units presently or within 60 days and, to the knowledge of the Reporting Persons, none of the natural persons listed in Exhibits 1 through 13 hereto beneficially owns any Units or options and other rights to acquire Units within 60 days.

           (c) During the 60 days preceding the filing of this Amendment, the following transactions in Units of the issuer were made:

                 (i) On September 30, 1999, Alliance commenced an exchange offer pursuant to which it offered to all of its unitholders the opportunity to exchange their Alliance Units for Alliance II units, on a one-for-one basis. On October 29, 1999, Alliance announced that it had completed the exchange offer. According to Alliance, as of the expiration of the public exchange offer at 12:00 a.m. on October 29, 1999, 4,713,279 Units had been tendered and accepted for exchange by Alliance.

                 (ii) At the close of business on October 29, 1999, Equitable ECMC and ACMC exchanged an aggregate of 95,069,125 Units for 95,069,125 Alliance II units in private transactions on the same terms as the public exchange offer. In addition, Equitable contributed 100,000 Units to Alliance Capital Management Corporation, the general partner of Alliance, which exchanged such Units for 100,000 units of general partnership interest in Alliance.

                 (iii) On September 29, 1999, Dave H. Williams sold 26,600 Units at a price per Unit of $27.000 in an open market sale. On October 29, 1999, Alliance accepted for exchange 759,036 Units tendered by Dave H. Williams pursuant to its exchange offer and exchanged them for 759,036 Alliance II units.

                 (iv) On October 29, 1999, Alliance accepted for exchange 18,000 Units tendered by Michael Hegarty pursuant to its exchange offer and exchanged them for 18,000 Alliance II units.

                 (v) On October 29, 1999, Alliance accepted for exchange 3,500 Units tendered by R. Lee Wilson pursuant to its exchange offer and exchanged them for 3,500 Alliance II units.

                 (vi) On October 29, 1999, Alliance accepted for exchange 4,000 Units tendered by Stanley B. Tulin pursuant to its exchange offer and exchanged them for 4,000 Alliance II units.

Other than as described above, no transactions in the Units have been effected during the past 60 days by the Reporting Persons, or, to the knowledge of the Reporting Persons, any natural person named in Exhibits 1 through 13 hereto.

         (d) Not applicable.

         (e) On October 29, 1999, each of the Reporting Persons ceased to be the beneficial owner of more than 5% of the outstanding Units. See Items 4 and 5(a) with respect to Alliance II units beneficially owned by the Reporting Persons.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

         Equitable, Alliance, Alliance II and Alliance Capital Management Corporation, in its capacities as the general partner of Alliance and Alliance II, entered into an Agreement and Plan of Reorganization, dated as of August 20, 1999, which superceded the Exchange Agreement, dated as of April 8, 1999 among Equitable, Alliance and Alliance II. Under the Agreement and Plan of Reorganization, the parties agreed to take certain actions to effect the Reorganization described in the response to Item 4 above. Pursuant to the Agreement and Plan of Reorganization, (i) Equitable, on the terms and conditions stated therein, exchanged, and caused its affiliates who held Alliance Units to exchange, substantially all of such Units for Alliance II units immediately following, and subject to the same terms and conditions as, the public exchange offer, (ii) the general partnership interest in Alliance held by the general partner of Alliance was converted into a number of general partnership units determined by dividing the total number of Units outstanding immediately prior to the conversion by 99, (iii) Equitable and/or its affiliates contributed to the general partner 100,000 Units, and (iv) the general partner of Alliance exchanged 100,000 Units for an equal number of units of general partnership interest in Alliance. A copy of a form of the Exchange Agreement is included as
Exhibit 19 hereto and a copy of the Agreement and Plan of Reorganization is included as Exhibit 19 hereto.

Item 7.  Material to Be Filed as Exhibits


Exhibit 1   Information  with  respect  to  Members   of  the  Executive  Board,
            Supervisory Board and Executive Officers of AXA

Exhibit 2 Information with respect to Executive Officers of Finaxa and Members of Finaxa's Conseil d'Administration

Exhibit 3 Information with respect to Executive Officers of AXA Assurances I.A.R.D. Mutuelle and Members of AXA Assurances I.A.R.D. Mutuelle's Conseil d'Administration

Exhibit 4 Information with respect to Executive Officers of AXA Assurances Vie Mutuelle and Members of AXA Assurances Vie Mutuelle's Conseil d'Administration

Exhibit 5 Information with respect to Executive Officers of AXA Courtage Assurance Mutuelle and Members of AXA Courtage Assurance Mutuelle's Conseil d'Administration

Exhibit 6   Information with  respect to  Executive  Officers of AXA Conseil Vie
            Assurance  Mutuelle  and  Members  of  AXA  Conseil  Vie   Assurance
            Mutuelle's Conseil d'Administration

Exhibit 7   Intentionally  omitted  since  Alpha  Assurances  I.A.R.D.  Mutuelle
            was merged into  Alpha  Assurances   Vie Mutuelle  (now known as AXA
            Conseil Vie Assurance Mutuelle)

Exhibit 8 Information with respect to the Executive Officers and Directors of AXA Financial, Inc. (which is the sole member of AXA Client Solutions, LLC)

Exhibit 9 Information with respect to the Executive Officers and Directors of The Equitable Life Assurance Society of the United States (which is the sole member of Equitable Holdings, LLC)

Exhibit 10 Intentionally omitted since Equitable Holding Corporation has merged into Equitable Holdings, LLC, whose sole member is The Equitable Life Assurance Society of the United States

Exhibit 11 Information with respect to the Executive Officers and Directors of Equitable Investment Corporation

Exhibit 12 Information with respect to the Executive Officers and Directors of ACMC, Inc.

Exhibit 13 Information with respect to the Executive Officers and Directors of Equitable Capital Management Corporation

Exhibit 14 Filing Agreement with respect to the Schedule 13D among the Reporting Persons (incorporated by reference to Exhibit 17 of the Schedule 13D filed on August 4, 1992)

Exhibit 15 Powers of Attorney with respect to the Schedule 13D (incorporated by reference to Exhibit 15 filed with Amendment No. 3 to the Schedule 13D filed on October 22, 1996)

Exhibit 16 Amended and Restated Transfer Agreement dated as of February 23, 1993, as amended and restated on May 28, 1993 (incorporated by reference to Exhibit 19 filed with Amendment No. 1 to the Schedule 13D filed on July 29, 1993)

Exhibit 17  Press  Release,   dated  October  29,  1999,  of  Alliance   Capital
            Management L.P.

Exhibit 18 Form of Exchange Agreement, dated as of April 8, 1999, among The Equitable Life Assurance Society of the United States, Alliance Capital Management L.P. and Alliance Capital Management L.P. II (incorporated by reference to Exhibit 18 filed with Amendment No. 6 to the Schedule 13 D filed on April 9, 1999)

Exhibit 19 Agreement and Plan of Reorganization, dated as of August 20, 1999, among The Equitable Life Assurance Society of the United States, Alliance Capital Management L.P., Alliance Capital Management L.P. II and Alliance Capital Management Corporation (incorporated by reference to Exhibit 99.1 filed with the Form 8-K filed on November 3, 1999)

Signatures

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: November 3, 1999           AXA
                                 FINAXA
                                 AXA ASSURANCES I.A.R.D. MUTUELLE
                                 AXA ASSURANCES VIE MUTUELLE
                                 AXA COURTAGE ASSURANCE MUTUELLE
                                 AXA CONSEIL VIE ASSURANCE MUTUELLE
                                 CLAUDE BEBEAR, PATRICE GARNIER AND
                                    HENRI DE CLERMONT-TONNERRE, AS AXA VOTING
                                    TRUSTEES UNDER THE VOTING TRUST AGREEMENT



                                 By  /s/ Alvin H. Fenichel
                                 -------------------------
                                         Signature



                                 Alvin H. Fenichel, Attorney-in-Fact
                                 -----------------------------------
                                                 Name/Title

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: November 3, 1999               AXA FINANCIAL, INC.

                                     By:    /s/ Alvin H. Fenichel
                                            -------------------------
                                     Name:  Alvin H. Fenichel
                                     Title: Senior Vice President and
                                            Controller

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: November 3, 1999               AXA CLIENT SOLUTIONS, LLC


                                     By:    /s/ Alvin H. Fenichel
                                            -------------------------
                                     Name:  Alvin H. Fenichel
                                     Title: Senior Vice President and
                                            Controller

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: November 3, 1999               THE EQUITABLE LIFE ASSURANCE
                                     SOCIETY OF THE UNITED STATES


                                     By:    /s/ Alvin H. Fenichel
                                            -------------------------
                                     Name:  Alvin H. Fenichel
                                     Title: Senior Vice President and
                                            Controller

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: November 3, 1999               EQUITABLE HOLDINGS, LLC

                                     By:  The Equitable Life Assurance
                                          Society of the United States,
                                          as sole member


                                     By: /s/ Alvin H. Fenichel
                                         ----------------------------
                                     Name:  Alvin H. Fenichel
                                     Title: Senior Vice President and
                                            Controller

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: November 3, 1999               EQUITABLE INVESTMENT
                                     CORPORATION


                                     By  /s/ Kevin R. Byrne
                                     ----------------------
                                     Name:  Kevin R. Byrne
                                     Title: Treasurer

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: November 3, 1999               ACMC, INC.



                                     By  /s/ Kevin R. Byrne
                                     --------------------------------
                                     Name:  Kevin R. Byrne
                                     Title: Treasurer
                                            Senior Vice President and
                                            Chief Financial Officer

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: November 3, 1999               EQUITABLE CAPITAL MANAGEMENT
                                     CORPORATION



                                     By  /s/ Kevin R. Byrne
                                     --------------------------------
                                     Name:  Kevin R. Byrne
                                     Title: Treasurer
                                            Senior Vice President and
                                            Chief Financial Officer

                                                                      Exhibit 1

              MEMBERS OF THE EXECUTIVE BOARD, THE SUPERVISORY BOARD
                           AND THE EXECUTIVE OFFICERS
                                       OF
                                       AXA

         The names of the Members of the Executive Board, the Supervisory Board and the Executive Officers of AXA and their business addresses and principal occupations are set forth below. If no address is given, the Member's business is that of AXA at 9, place Vendome, 75001 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA and each individual is a citizen of the Republic of France.

                         Members of the Executive Board

Name, Business Address             Present Principal Occupation
----------------------             ----------------------------

Claude Bebear                      Chairman of the Executive Board
AXA
23, avenue Matignon
75008 PARIS

Gerard de La Martiniere            Senior Executive Vice-President and
AXA                                Chief Financial Officer
23, avenue Matignon
75008 PARIS

Michel Pinault                     Senior Executive Vice-President and
AXA                                Executive Board Secretary
23, avenue Matignon
75008 PARIS


                        Members of the Supervisory Board

Name, Business Address             Present Principal Occupation
----------------------             ----------------------------

Antoine Bernheim                   Chairman of Assicurazioni Generali SpA
Lazard Freres et Cie               (insurance)
121, Bd Haussmann
75008 PARIS

Jacques Calvet                     Former Chairman of the Executive Board of
7, rue de Tilsitt                  Peugeot SA (auto manufacturer)
75017 PARIS

Name, Business Address             Present Principal Occupation
----------------------             ----------------------------

Henri de Clermont-Tonnerre         Chairman of the Supervisory Board of Qualis
ERSA                               SCA (transportation)
90, rue de Miromesnil
75008 PARIS

David Dautresme                    General Partner of Lazard Freres et Cie
Lazard Freres et Cie               (investment banking)
121, boulevard Haussmann
75008 PARIS

Guy Dejouany                       Honorary Chairman of Vivendi
Vivendi
Generale des Eaux
52, rue d'Anjou
75008 PARIS

Paul Desmarais(1)                  Chairman and Chief Executive Officer of Power
Power Corporation of Canada        Corporation of Canada (industry and services)
751, square Victoria
MONTREAL (QUEBEC)
CANADA H2Y 2J3

Jean-Rene Fourtou                  Chairman and Chief Executive Officer of
Rhone Poulenc S.A.                 Rhone-Poulenc S.A. (manufacturer of chemicals
25, Quai Paul Dourner              and agricultural products)
92408
COURBEVOIE

Michel Francois-Poncet             Chairman of the Supervisory Board of Paribas
PARIBAS                            (financial services and banking)
3, rue d'Antin
75002 PARIS

Jacques Friedmann                  Chairman of the Supervisory Board
AXA
9, Place Vendome
75001 PARIS

--------
(1)   Citizen of Canada.

Name, Business Address             Present Principal Occupation
----------------------             ----------------------------

Patrice Garnier                    Retired

Anthony J. Hamilton(1)             Group Chairman and Chief Executive of Fox-
Fox-Pitt, Kelton Group Ltd.        Pitt, Kelton Group Limited (investment
35 Wilson Street                   banking firm)
London EC2M 2SJ
ENGLAND

Henri Hottinguer(2)                Vice-Chairman of Financiere Hottinguer
Financiere                         (banking)
HOTTINGUER
43, rue Taitbout
75009 PARIS

Richard Jenrette(3)                Senior advisor of Donaldson, Lufkin &
DLJ                                Jenrette (banking)
277 Park Avenue
NEW YORK, NY 10172 - USA

Henri Lachmann                     Vice-Chairman and Chief Executive Officer of
SCHNEIDER S.A.                     Schneider S.A. (electric equipment)
64-70, Av. Jean-Baptiste Clement
92646 BOULOGNE
CEDEX

Gerard Mestrallet                  Chairman and Chief Executive Officer of Suez
Suez - Lyonnaise des Eaux          Lyonnaise des Eaux (finance)
1, rue d'Astorg
75008 PARIS

Friedel Neuber                     Chairman of the Executive Board of
Westdeutsche Landesbank            Westdeutsche Landesbank (banking)
   Girozentrale
Herzogstrasse 15
D-40217
DUSSELDORF
(Allemagne)

--------
(1)   Citizen of United Kingdom

(2)   Citizen of Switzerland

(3)   Citizen of the United States of America

Name, Business Address             Present Principal Occupation
----------------------             ----------------------------

Alfred von Oppenheim               Chairman of Bank Oppenheim (banking)
SAL OPPENHEIM Jr. & Cie
Unter Sachsenhausen 4
50667 KOLN
(Allemagne)

Michel Pebereau                    Chairman and Chief Executive Officer of
B.N.P.                             Banque Nationale de Paris (banking)
16, boulevard des Italiens
75009 PARIS

Didier Pineau-Valencienne          Vice Chairman of Credit Suisse First Boston
64, rue de Miromesnil              (investment banking)
75008 Paris, France

Bruno Roger                        General Partner of Lazard Freres & Cie
Lazard Freres et Cie               (investment banking)
121, boulevard Haussman
75008 PARIS

Simone Rozes                       First honorary President of Cour de Cassation
2, rue Villaret de Joyeuse         (government)
75017 PARIS


                               Executive Officers

Name, Business Address             Present Principal Occupation
----------------------             ----------------------------

Claude Bebear                      Chairman of the Executive Board
AXA
23, avenue Matignon
75008 PARIS

Name, Business Address             Present Principal Occupation
----------------------             ----------------------------

Jean-Luc Bertozzi                  Executive Officer of AXA Assurances I.A.R.D.
Tour AXA                           Mutuelle and AXA Assurances Vie Mutuelle
1, place des Saisons
92083 PARIS LA DEFENSE

Donald Brydon(1)                   Senior Executive Vice-President; Chief
AXA Investment Managers            Executive, AXA Investment Managers Europe
60 Gracechurch Street
London EC3V 0HR
U.K.

John Chalsty(2)                    Senior Executive Vice-President;
DLJ                                Chairman of Donaldson, Lufkin &
277 Park Avenue                    Jenrette, Inc. (investment banking)
New York, NY 10172
USA

Henri de Castries                  Senior Executive Vice-President -Financial
AXA                                Services and Insurance Activities in the
23, avenue Matignon                United States, United Kingdom, Benelux,
75008 PARIS                        Northern and Eastern Europe

Francoise Colloch                  Senior Executive Vice-President,
AXA                                Group Human Resources and Communications
23, avenue Matignon
75008 PARIS

Jacques Deparis                    Executive Officer of AXA Courtage and AXA
AXA Courtage                       Collectives
26, rue Louis le Grand
75002 PARIS

Michael Hegarty                    Vice Chairman and Chief Operating Officer of
AXA Financial, Inc.                AXA Financial, Inc. and President and Chief
1290 Avenue of the Americas        Operating Officer of The Equitable Life
New York, NY 10104                 Assurance Society of the United States
USA

--------
(1)   Citizen of the United Kingdom

(2)   Citizen of the United States of America

Name, Business Address             Present Principal Occupation
----------------------             ----------------------------

Tony Killen                        Senior Executive Vice-President; Managing
National Mutual Holdings           Director of National Mutual Holdings
447 Collins Street
Melbourne
Victoria 3000
Australia

Claas Kleyboldt(1)                 Senior Executive Vice-President; Chairman of
AXA Colonia Konzern                the Executive Board AXA Colonia Konzern AG
Gereondriesch 9-11
50670 Koln
Germany

Gerard de La Martiniere            Senior Executive Vice-President and Chief
AXA                                Financial Officer
23, avenue Matignon
75008 PARIS

Edward Miller                      President and Chief Executive Officer of AXA
AXA Financial, Inc.                Financial, Inc.; Chairman and Chief Executive
1290 Avenue of the Americas        Officer of The Equitable Life Assurance
New York, NY 10104                 Society of the United States
USA

Jean-Marie Nessi                   Chairman and Chief Executive Officer of AXA
AXA Re                             Reassurance
39, rue de colisee
75008 PARIS

Francois Pierson                   Executive Officer of AXA Conseil I.A.R.D. and
AXA Conseil                        AXA Conseil Vie
21, rue de Chateaudun
75009 PARIS

Michel Pinault                     Senior Executive Vice-President and
AXA                                Secretary of the Executive Board
23, avenue Matignon
75008 PARIS

--------
(1)   Citizen of Germany

Name, Business Address             Present Principal Occupation
----------------------             ----------------------------

Claude Tendil                      Senior Executive Vice-President; Chairman and
AXA                                Chief Executive Officer - French Insurance
23, avenue Matignon                activities, international risks, transborder
75008 PARIS                        insurance projects

Dave H. Williams(1)                Senior Executive Vice-President; Chairman of
Alliance Capital                   Alliance Capital Management Corporation
1345 Avenue of the Americas
New York, NY 10105
USA

Mark Wood                          Senior Executive Vice President;
SLPH                               Managing Director of Sun Life & Provincial
107 Cheapside                      Holdings (insurance)
London EC2V 6DU
U.K.

--------
(1)   Citizen of the United States of America

                                                                       Exhibit 2


                       EXECUTIVE OFFICERS AND
               MEMBERS OF THE CONSEIL D'ADMINISTRATION
                                 OF
                               FINAXA

The names of the Members of the Conseil d'Administration and of the Executive Officers of Finaxa and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Finaxa at 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Finaxa and each individual is a citizen of the Republic of France.



Name, Business Address             Present Principal Occupation
----------------------             ----------------------------

*Claude Bebear                     Chairman and Chief Executive Officer;
AXA                                Chairman of the Executive Board of AXA
23, avenue Matignon
75008 PARIS

*Henri                             Senior Executive Vice-President-Financial
AXA                                Services and Insurance Activities in the
23, avenue Matignon                United States, United Kingdom, Benelux,
75008 PARIS                        Northern and Eastern Europe

*Henri de Clermont-Tonnerre        Chairman of the Supervisory Board of
ERSA                               Qualis SCA (transportation)
90, rue de Miromesnil
75008 PARIS

*Jean-Rene Fourtou                 Chairman and Chief Executive Officer of
Permanent representative of        Rhone-Poulenc S.A.(manufacturer of
  AXA ASSURANCES                   chemicals and agricultural products)
I.A.R.D. MUTUELLE
Rhone Units
25, Quai Paul Doumer
92408
COURBEVOIE

*Patrice Garnier                   Retired

Name, Business Address             Present Principal Occupation
----------------------             ----------------------------

*Henri Hottinguer(1)               Vice-Chairman of Financiere Hottinguer
Financiere                         (banking)
HOTTINGUER
43, rue Taitbout
75009 PARIS


*Paul Hottinguer(1)                Chairman of Financiere Hottinguer
Financiere                         (banking)
HOTTINGUER
43, rue Taitbout
75009 PARIS

*Henri Lachmann                    Vice-Chairman and Chief Executive Officer
SCHNEIDER S.A.                     of Schneider SA (electric equipment)
64-70, Av. Jean-Baptiste Clement
92646 BOULOGNE CEDEX

*Andre Levy-Lang                   Chairman of the Executive Board of
PARIBAS                            PARIBAS (banking)
3, Rue d'Antin
75002 PARIS

*Christian Manset                  Member of the Executive Board of
PARIBAS                            PARIBAS (banking)
3, Rue d'Antin
75002 PARIS

*Georges Rousseau                  Retired

*Emilio de Ybarra y Churruca       Chairman and Chief Executive Officer of
BBV                                BANCO BILBAO VIZCAYA (banking)
Paseo de la
Castellana, 81
28046 MADRID
ESPAGNE

Gerard de La Martiniere            Chief Executive Officer;
AXA                                Senior Executive Vice-President and Chief
23, avenue Matignon                Financial Officer of AXA
75008 PARIS

------------------------
*  Member, Conseil d'Administration


--------
(1)   Citizen of Switzerland

                                                                       Exhibit 3


                             EXECUTIVE OFFICERS AND
                     MEMBERS OF THE CONSEIL D'ADMINISTRATION
                                       OF
                          AXA ASSURANCES I.A.R.D. MUTUELLE

      The names of the Members of the Conseil d'Administration and of the Executive Officers of AXA Assurances I.A.R.D. Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances I.A.R.D. Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances I.A.R.D. Mutuelle and each individual is a citizen of the Republic of France.



Name, Business Address             Present Principal Occupation
----------------------             ----------------------------

*Claude Bebear                     Chairman;
AXA                                Chairman of the Executive Board of AXA
23, avenue Matignon
75008 PARIS

*Henri Lachmann                    Vice President;
SCHNEIDER S.A.                     Vice-Chairman and Chief Executive Officer
64-70, Av. Jean-Baptiste Clement   of Schneider S.A. (electric equipment)
92646 BOULOGNE CEDEX

*Claude Tendil                     Senior Executive Vice-President of AXA;
AXA                                Chairman and Chief Executive Officer -
23, avenue Matignon                French Insurance activities, international
75008 PARIS                        risks, transborder insurance projects

Jean-Luc Bertozzi                  Executive Officer of AXA Assurances I.A.R.D.
Tour AXA                           and AXA Assurances Vie
1, place des Saisons
92083 PARIS LA DEFENSE

*Henri de Castries                 Senior Executive Vice-President - Financial
AXA                                Services and Insurance Activities in the
23, avenue Matignon                United States, United Kingdom, Benelux,
75008 PARIS                        Northern and Eastern Europe

*Jean-Rene Fourtou                 Chairman and Chief Executive Officer of
Rhone-Poulenc                      Rhone-Poulenc S.A. (manufacturer of
25, Quai Paul Doumer               chemicals and agricultural products)
92408 COURBEVOIE

Name, Business Address                       Present Principal Occupation
----------------------                       ----------------------------

*Henri de Clermont-Tonnerre                  Chairman of the Supervisory Board
ERSA                                         of Qualis SCA (transportation)
90, rue de Miromesnil
75008 PARIS

*Francois Richer                             Retired

*Georges Rousseau                            Retired

*Gerard Coutelle                             Retired

*Francis Vaudour                             Retired

*Jean-Pierre Chaffin Representing ASSSE      Chairman
Federation de la Metallurgie CFE-CGC
5, rue La Bruyere
75009 PARIS

*Jean de Ribes                               Manager
Fortuny Fortune
Conseil
5 avenue Percier
75008 PARIS



--------------------
  *  Member, Conseil d'Administration

                                                                      Exhibit 4


                             EXECUTIVE OFFICERS AND
                     MEMBERS OF THE CONSEIL D'ADMINISTRATION
                                       OF
                           AXA ASSURANCES VIE MUTUELLE



    The names of the Members of the Conseil d'Administration and of the Executive Officers of AXA Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances Vie Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.


Name, Business Address             Present Principal Occupation
----------------------             ----------------------------

*Claude Bebear                     Chairman;
AXA                                Chairman of the Executive Board of AXA
23, avenue Matignon
75008 PARIS

*Henri Lachmann                    Vice President;
SCHNEIDER S.A.                     Vice-Chairman and Chief Executive Officer
64-70, Av. Jean-Baptiste Clement   of Schneider S.A. (electric equipment)
92646 BOULOGNE CEDEX

*Claude Tendil                     Senior Executive Vice-President of AXA
AXA                                Chairman and Chief Executive Officer -
23, avenue Matignon                French Insurance activities, international
75008 PARIS                        risks, transborder insurance projects

Jean-Luc Bertozzi                  Executive Officer of AXA Assurances I.A.R.D.
Tour AXA                           and AXA Assurances Vie
1, place des Saisons
92083 PARIS LA DEFENSE

*Henri de Castries                 Senior Executive Vice-President - Financial
AXA                                Services and Insurance Activities in the
23, avenue Matignon                United States, United Kingdom, Benelux,
75008 PARIS                        Northern and Eastern Europe

*Jean-Rene Fourtou                 Chairman and Chief Executive Officer of
Rhone-Poulenc S.A.                 Rhone-Poulenc S.A. (manufacturer of
25, Quai Paul Doumer               chemicals and agricultural products)
92408 COURBEVOIE

Name, Business Address                       Present Principal Occupation
----------------------                       ----------------------------

*Henri de Clermont-Tonnerre                  Chairman of the Supervisory Board
ERSA                                         of Qualis SCA (transportation)
90, rue de Miromesnil
75008 PARIS

*Francois Richer                             Retired

*Georges Rousseau                            Retired

*Gerard Coutelle                             Retired

*Francis Vaudour                             Retired

*Jean-Pierre Chaffin Representing ASSSE      Chairman
Federation de la Metallurgie CFE-CGC
5, rue La Bruyere
75009 PARIS

*Jean de Ribes                               Manager
Fortuny Fortune
Conseil
5 avenue Percier
75008 PARIS



--------------------
  *  Member, Conseil d'Administration

                                                                       Exhibit 5


                             EXECUTIVE OFFICERS AND
                     MEMBERS OF THE CONSEIL D'ADMINISTRATION
                                       OF
                         AXA COURTAGE ASSURANCE MUTUELLE

         The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Courtage Assurance Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Courtage Assurance Mutuelle at 26, rue de Louis-le-Grand, 75002 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Courtage Assurance Mutuelle and each individual is a citizen of the Republic of France.



Name, Business Address             Present Principal Occupation
----------------------             ----------------------------

*Claude Bebear                     Chairman;
AXA                                Chairman of the Executive Board of AXA
23, avenue Matignon
75008 PARIS

*Henri Lachmann                    Vice President;
SCHNEIDER S.A.                     Vice-Chairman and Chief Executive Officer
64-70, Av. Jean-Baptiste Clement   of Schneider S.A. (electric equipment)
92646 BOULOGNE CEDEX

*Claude Tendil                     Senior Executive Vice-President of AXA;
AXA                                Chairman and Chief Executive Officer -
23, avenue Matignon                French Insurance activities, international
75008 PARIS                        risks, transborder insurance projects

Jacques Deparis                    Executive Officer of AXA Assurances I.A.R.D.
AXA Courtage                       and AXA Collectives
26, rue Louis le Grand
75002 PARIS

*Henri de Castries                 Senior Executive Vice-President - Financial
AXA                                Services and Insurance Activities in the
23, avenue Matignon                United States, United Kingdom, Benelux,
75008 PARIS                        Northern and Eastern Europe

*Jean-Rene Fourtou                 Chairman and Chief Executive Officer of
Rhone-Poulenc S.A.                 Rhone-Poulenc S.A. (manufacturer of
25, Quai Paul Doumer               chemicals and agricultural products)
92408 COURBEVOIE

*Patrice Garnier                   Retired

Name, Business Address                       Present Principal Occupation
----------------------                       ----------------------------

*Francis Cordier                             Retired

*Georges Rousseau                            Retired

*Gerard Coutelle                             Retired

*Jean-Pierre Chaffin Representing ASSSE      Chairman
Federation de la Metallurgie CFE-CGC
5, rue La Bruyere
75009 PARIS

*Jean de Ribes                               Manager
Fortuny Fortune
Conseil
5 avenue Percier
75008 PARIS


--------------------
*   Member, Conseil d'Administration

                                                                       Exhibit 6


                             EXECUTIVE OFFICERS AND
                     MEMBERS OF THE CONSEIL D'ADMINISTRATION
                                       OF
                       AXA CONSEIL VIE ASSURANCE MUTUELLE

         The names of the Members of Conseil d'Administration and of the Executive Officers of AXA Conseil Vie Assurance Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Conseil Vie Assurance Mutuelle at Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Conseil Vie Assurance Mutuelle and each individual is a citizen of the Republic of France.


Name, Business Address             Present Principal Occupation
----------------------             ----------------------------

*Claude Bebear                     Chairman;
AXA                                Chairman of the Executive Board of AXA
23, avenue Matignon
75008 PARIS

*Henri Lachmann                     Vice President;
SCHNEIDER S.A.                     Vice-Chairman and Chief Executive Officer
64-70, Av. Jean-Baptiste Clement   of Schneider S.A. (electric equipment)
92646 BOULOGNE CEDEX

*Claude Tendil                     Senior Executive Vice-President of AXA;
AXA                                Chairman and Chief Executive Officer -
23, avenue Matignon                French Insurance activities, international
75008 PARIS                        risks, transborder insurance projects

Francois Pierson                   Executive Officer of AXA Conseil Vie and
AXA Conseil                        AXA Conseil I.A.R.D.
21, rue de Chateaudun
75009 PARIS

*Henri de Castries                 Senior Executive Vice-President - Financial
AXA                                Services and Insurance Activities in the
23, avenue Matignon                United States, United Kingdom, Benelux,
75008 PARIS                        Northern and Eastern Europe

*Jean-Rene Fourtou                 Chairman and Chief Executive Officer of
Rhone-Poulenc S.A.                 Rhone-Poulenc S.A. (manufacturer of
25, Quai Paul Doumer               chemicals and agricultural products)
92408 COURBEVOIE

*Patrice Garnier                   Retired

Name, Business Address             Present Principal Occupation
----------------------             ----------------------------

*Francis Cordier                   Retired

*Francois Richer                   Retired

*Bernard Cornille                  Retired

*Francis Vaudour                   Retired

*Henri de Clermont Tonnerre        Chairman of the Supervisory Board of
ERSA                               Qualis SCA (transportation)
90 rue de Miromesnil
75008 PARIS


*Jean de Ribes                     Manager
Fortuny Fortune
Conseil
5 avenue Percier
75008 PARIS


--------------------
*  Member, Conseil d'Administration

                                                                       Exhibit 8

                        Executive Officers and Directors
                                       of
                               AXA Financial, Inc.

       The names of the Directors and the names and titles of the Executive Officers of AXA Financial, Inc. (formerly known as The Equitable Companies Incorporated), which is the sole member of AXA Client Solutions, LLC ("AXF"), and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of AXF at 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXF and each individual is a United States citizen.




Name, Business Address                  Present Principal Occupation
----------------------                  ----------------------------

*Claude Bebear(1)                       Chairman of the Executive Board, AXA
AXA
23, avenue Matignon
75008 Paris, France


*John S. Chalsty                        Chairman of the Board, Donaldson, Lufkin
Donaldson, Lufkin & Jenrette, Inc.      & Jenrette, Inc. (investment banking)
277 Park Avenue
New York, NY  10172

*Francoise Colloc'h (1)                 Senior Executive Vice President,
AXA                                     Human Resources and Communications,
23, avenue Matignon                     AXA
75008 Paris, France

*Henri de Castries (1)                  Chairman of the Board; Senior Executive
AXA                                     Vice-President - Financial Services and
23, avenue Matignon                     Life Insurance Activities in the United
75008 Paris, France                     States, United Kingdom, Benelux,
                                        Northern and Eastern Europe

*Joseph L. Dionne                       Chairman of the Board,
The McGraw-Hill Companies               The McGraw Hill Companies
1221 Avenue of the Americas             (publishing)
New York, NY  10020

*Jean-Rene Fourtou (1)                  Chairman and Chief Executive Officer,
Rhone-Poulenc S.A.                      Rhone-Poulenc S.A. (manufacturer of
25 Quai Paul Doumer                     chemicals and agricultural products)
92408 Courbevoie Cedex,
France

Name, Business Address                  Present Principal Occupation
----------------------                  ----------------------------

*Jacques Friedmann (1)                  Chairman of the Supervisory Board of AXA
AXA
9, Place Vendome
75001 Paris, France

Robert E. Garber                        Executive Vice President and General
                                        Counsel; Executive Vice President and
                                        General Counsel of The Equitable Life
                                        Assurance Society of the United States

*Donald J. Greene, Esq.                 Counselor-at-Law; Partner, LeBoeuf,
LeBoeuf, Lamb, Greene & MacRae          Lamb, Greene & MacRae (law firm)
125 West 55th Street
New York, NY  10019

*Anthony J. Hamilton (2)                Group Chairman and Chief Executive of
Fox-Pitt, Kelton Group Limited          Fox-Pitt, Kelton Group Limited
35 Wilson Street                        (investment banking firm)
London, England  EC2M 2SJ

*John T. Hartley                        Director and retired Chairman and Chief
Harris Corporation                      Executive Officer of Harris Corporation
1025 NASA Boulevard                     (manufacturer of electronic, telephone
Melbourne, FL  32919                    and copying systems)

*John H. F. Haskell, Jr.                Director and Managing Director of
Warburg Dillon Read LLC                 Warburg Dillon Read LLC (investment
299 Park Avenue                         banking)
New York, NY  10171

*Michael Hegarty                        Vice Chairman and Chief Operating
                                        Officer; President and Chief Operating
                                        Officer of The Equitable Life Assurance
                                        Society of the United States

*Nina Henderson                         President of Bestfoods Grocery (food
Bestfoods Grocery                       manufacturer)
700 Sylvan Avenue
Englewood Cliffs, NJ  07632

*W. Edwin Jarmain (3)                   President of Jarmain Group Inc. (private
Jarmain Group Inc.                      investment holding company)
121 King Street West
Suite 2525, Box 36
Toronto, Ontario M5H 3T9
Canada

Name, Business Address                  Present Principal Occupation
----------------------                  ----------------------------

*Edward D. Miller                       President and Chief Executive Officer;
                                        Chairman and Chief Executive Officer of
                                        The Equitable Life Assurance Society of
                                        the United States

Peter D. Noris                          Executive Vice President and Chief
                                        Investment Officer; Executive Vice
                                        President and Chief Investment Officer
                                        of The Equitable Life Assurance Society
                                        of the United States

*Didier Pineau-Valencienne (1)          Vice Chairman of Credit Suisse First
64, rue de Miromesnil                   Boston (investment banking)
75008 Paris, France

*George J. Sella, Jr.                   Retired Chairman and Chief Executive
American Cyanamid Company               Officer, American Cyanamid Company
P.O. Box 397                            (manufacturer of pharmaceutical products
Newton, NJ  07860                       and agricultural herbicides and
                                        pesticides)

Jose Suquet                             Executive Vice President; Senior
                                        Executive Vice President and Chief
                                        Distribution Officer of The Equitable
                                        Life Assurance Society of the United
                                        States

*Peter J. Tobin                         Dean of the College of Business
8000 Utopia Parkway                     Administration, St. John's University
College of Business Administration
Bent Hall
Jamaica, NY 11439

Stanley B. Tulin                        Executive Vice President and Chief
                                        Financial Officer; Vice Chairman and
                                        Chief Financial Officer of The Equitable
                                        Life Assurance  Society of the United
                                        States

*Dave H. Williams                       Chairman of Alliance Capital Management
Alliance Capital Management             Corporation
  Corporation
1345 Avenue of the Americas
New York, NY  10105


-----------------
*  Director
   (1)  Citizen of the Republic of France
   (2)  Citizen of the United Kingdom
   (3)  Citizen of Canada

                                                                       Exhibit 9


                        Executive Officers and Directors
                                       of
            The Equitable Life Assurance Society of the United States

      The names of the Directors and the names and titles of the Executive Officers of The Equitable Life Assurance Society of the United States ("Equitable"), which is the sole member of Equitable Holdings, LLC, and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of Equitable at 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Equitable and each individual is a United States citizen.


Name, Business Address               Present Principal Occupation
----------------------               ----------------------------

Leon B. Billis                       Executive Vice President and Chief
                                     Information Officer

Derry E. Bishop                      Executive Vice President and Chief Agency
                                     Officer

Robert T. Brockbank                  Executive Vice President and AXA Group
                                     Deputy Chief Information Officer

John A. Caroselli                    Executive Vice President

* Francoise Colloc'h (1)             Senior Executive Vice President, Group
AXA                                  Human Resources and Communications,
23, avenue Matignon                  AXA
75008 Paris, France

* Henri de Castries (1)              Senior Executive Vice-President - Financial
AXA                                  Services and Life Insurance Activities in
23, avenue Matignon                  the United States, United Kingdom, Benelux,
75008 Paris, France                  Northern and Eastern Europe

* Joseph L. Dionne                   Chairman of the Board of The McGraw Hill
The McGraw-Hill Companies            Companies (publishing)
1221 Avenue of the Americas
New York, NY  10020

Name, Business Address               Present Principal Occupation
----------------------               ----------------------------

* Denis Duverne (1)                  Senior Vice President, International
AXA                                  (US-UK-Benelux), AXA
23, avenue Matignon
75008 Paris, France

* Jean-Rene Fourtou (1)              Chairman and Chief Executive Officer of
Rhone-Poulenc S.A.                   Rhone-Poulenc S.A.(manufacturer of
25 Quai Paul Doumer                  chemicals and agricultural products)
92408 Courbevoie Cedex,
France

* Norman C. Francis                  President, Xavier University of Louisiana
Xavier University of Louisiana
7325 Palmetto Street
New Orleans, LA  70125

Robert E. Garber                     Executive Vice President and General
                                     Counsel; Executive Vice President and
                                     General Counsel of AXA Financial, Inc.

* Donald J. Greene, Esq.             Counselor-at-Law; Partner, LeBoeuf,
LeBoeuf, Lamb, Greene & MacRae       Lamb, Greene & MacRae  (law firm)
125 West 55th Street
New York, NY  10019

* John T. Hartley                    Director and retired Chairman and Chief
Harris Corporation                   Executive Officer of Harris Corporation
1025 NASA Boulevard                  (manufacturer of electronic, telephone and
Melbourne, FL  32919                 copying systems)

* John H. F. Haskell, Jr.            Director and Managing Director, Warburg
Warburg Dillon Read LLC              Dillon Read LLC (investment banking firm)
299 Park Avenue
New York, NY  10171

Name, Business Address               Present Principal Occupation
----------------------               ----------------------------

* Michael Hegarty                    President and Chief Operating Officer; Vice
                                     Chairman and Chief Operating Officer of
                                     AXA Financial, Inc.

* Nina Henderson                     President of Bestfoods Grocery (food
Bestfoods Grocery                    manufacturer)
700 Sylvan Avenue
Englewood Cliffs, NJ  07632

* W. Edwin Jarmain (3)               President of Jarmain Group Inc. (private
Jarmain Group Inc.                   investment holding company)
121 King Street West
Suite 2525; Box 36
Toronto, Ontario  M5H3T9
Canada

* George T. Lowy                     Counselor-at-Law, Partner, Cravath,
Cravath, Swaine & Moore              Swaine & Moore (law firm)
825 Eighth Avenue
New York, NY  10019

Michael S. Martin                    Executive Vice President and Chief
                                     Marketing Officer

Richard J. Matteis                   Executive Vice President

* Edward D. Miller                   Chairman and Chief Executive Officer;
                                     President and Chief Executive Officer of
                                     AXA Financial, Inc.

Peter D. Noris                       Executive Vice President and Chief
                                     Investment Officer; Executive Vice
                                     President and Chief Investment Officer of
                                     AXA Financial, Inc.

Brian S. O'Neil                      Executive Vice President

* Didier Pineau-Valencienne (1)      Vice Chairman of Credit Suisse First Boston
64, rue de Miromesnil                (investment banking)
75008 Paris, France

Name, Business Address               Present Principal Occupation
----------------------               ----------------------------

* George J. Sella, Jr.               Retired Chairman and Chief Executive
American Cyanamid Company            Officer of American Cyanamid Company
P.O. Box 397                         (manufacturer pharmaceutical products
Newton, NJ  07860                    and agricultural herbicides and pesticides)

Jose Suquet                          Senior Executive Vice President and Chief
                                     Distribution Officer; Executive Vice
                                     President of AXA Financial, Inc.

* Peter J. Tobin                     Dean of the College of Business
8000 Utopia Parkway                  Administration, St. John's University
College of Business Administration
Bent Hall
Jamaica, NY 11439

* Stanley B. Tulin                   Vice Chairman and Chief Financial Officer;
                                     Executive Vice President and Chief
                                     Financial Officer of AXA Financial, Inc.

Gregory G. Wilcox                    Executive Vice President

* Dave H. Williams                   Chairman of Alliance Capital Management
Alliance Capital                     Corporation
1345 Avenue of the Americas
New York, NY  10105

R. Lee Wilson                        Executive Vice President
                                     and Deputy Chief Financial Officer


--------------------
*   Director
    (1)  Citizen of the Republic of France
    (2)  Citizen of the United Kingdom
    (3)  Citizen of Canada

                                    58 of 62

                                                                      Exhibit 11

                        Executive Officers and Directors
                                       of
                        Equitable Investment Corporation

      The  names of the  Directors  and the names  and  titles of the  Executive
Officers of Equitable Investment Corporation ("EIC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of EIC at 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to EIC and each individual is a United States citizen.


Name, Business Address               Present Principal Occupation
----------------------               ----------------------------

* Michael Hegarty                    Executive Vice President and Chief
                                     Operating Officer; President and Chief
                                     Operating Officer of The Equitable Life
                                     Assurance Society of the United States;
                                     Vice Chairman and Chief Operating Officer of AXA Financial, Inc.

* Edward D. Miller                   Chairman, President and Chief Executive
                                     Officer; Chairman and Chief Executive
                                     Officer of The Equitable Life Assurance
                                     Society of the United States; President and
                                     Chief Executive Officer of AXA Financial,
                                     Inc.

* Stanley B. Tulin                   Executive Vice President and Chief
                                     Financial Officer; Vice Chairman and Chief
                                     Financial Officer of The Equitable Life
                                     Assurance Society of the United States;
                                     Executive Vice President and Chief
                                     Financial Officer of AXA Financial, Inc.


-----------------
* Director

                                                                      Exhibit 12

                        Executive Officers and Directors
                                       of
                                   ACMC, Inc.


      The names of the Directors and the names and titles of the Executive Officers of ACMC, Inc. and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of ACMC, Inc. at 1290 Avenue of the Americas, New York, New York, 10104. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to ACMC, Inc. and each individual is a United States citizen.


Name, Business Address             Present Principal Occupation
----------------------             ----------------------------

* Kevin R. Byrne                   Senior Vice President and Chief Financial
                                   Officer; Senior Vice President and Treasurer of The Equitable Life Assurance Society of the United States and AXA Financial, Inc.

* Michael Hegarty                  President and Chief Operating Officer of
                                   The Equitable Life Assurance Society of the
                                   United States; Vice Chairman and Chief
                                   Operating Officer of AXA Financial, Inc.

* Edward D. Miller                 Chairman and Chief Executive Officer of
                                   The Equitable Life Assurance Society of the
                                   United States; President and Chief Executive
                                   Officer of AXA Financial, Inc.

* Stanley B. Tulin                 Chairman, President and Chief Executive
                                   Officer; Vice Chairman and Chief Financial
                                   Officer of The Equitable Life Assurance
                                   Society of the United States; Executive Vice
                                   President and Chief Financial Officer of
                                   AXA Financial, Inc.


-----------------
*  Director

                                                                      Exhibit 13


                        Executive Officers and Directors
                                       of
                    Equitable Capital Management Corporation

      The names of the Directors and the names and titles of the Executive Officers of Equitable Capital Management Corporation ("ECMC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of ECMC at 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to ECMC and each individual is a United States citizen.



Name, Business Address             Present Principal Occupation
----------------------             ----------------------------

* Kevin R. Byrne                   Senior Vice President and Chief Financial
                                   Officer; Senior Vice President and Treasurer of The Equitable Life Assurance Society of the United States and AXA Financial, Inc.

* Michael Hegarty                  President and Chief Operating Officer, The
                                   Equitable Life Assurance Society of the
                                   United States; Vice Chairman and Chief
                                   Operating Officer of AXA Financial, Inc.

* Edward D. Miller                 Chairman and Chief Executive Officer of
                                   The Equitable Life Assurance Society of the
                                   United States; President and Chief Executive
                                   Officer of AXA Financial, Inc.

* Stanley B. Tulin                 Chairman, President and Chief Executive
                                   Officer; Vice Chairman and Chief Financial
                                   Officer of The Equitable Life Assurance
                                   Society of the United States; Executive Vice
                                   President and Chief Financial Officer of
                                   AXA Financial, Inc.


--------------------
*  Director

                                                                      Exhibit 17
                                                                   PRESS RELEASE


FOR IMMEDIATE RELEASE:

Media Contact:        Duff Ferguson
                      (212) 969-1056
Investor Contact:     Karen Caddick
                      (212) 969-6414

ALLIANCE CAPITAL MANAGEMENT L.P.
ANNOUNCES RESULTS OF EXCHANGE OFFER

New York, N.Y., October 29, 1999 -- Alliance Capital Management L.P. (NYSE: AC) ("Alliance") announced that it has accepted for exchange all units of Alliance validly tendered pursuant to its exchange offer for outstanding units of Alliance.

Approximately 4,713,279 Alliance Units were tendered in the exchange offer. Alliance exchanged all tendered Units for units in the new private partnership. No tendered Units were rejected pursuant to the cap on tenders.

In addition, Equitable Life and its affiliates exchanged, in a private exchange, approximately 95,069,125 Alliance Units for units in the private partnership.

As previously announced, Alliance implemented the reorganization as of the close of business today. Alliance transferred its business to the newly-formed private limited partnership which will conduct Alliance's business without change in management or employee responsibilities.

Alliance's principal asset is its interest in the new partnership, and it will function solely as a holding company through which public Unitholders will continue to own an indirect interest in Alliance's business. Immediately after the reorganization, Alliance changed its name to "Alliance Capital Management Holding L.P.", and the new partnership will assumed the name "Alliance Capital Management L.P." Alliance Capital Management Holding L.P. units will continue to trade on the New York Stock Exchange under the symbol "AC" with a new CUSIP No. 01855A101. Total outstanding units of Alliance Capital Management Holding L.P. are now approximately 71.8 million.

About Alliance Capital Management L.P.

Alliance is a major asset manager, ranked 12th in the world at year-end 1998, with more than $317.3 billion in client assets under management at September 30, 1999. Alliance manages retirement assets for many of the largest public and private employee benefit plans (including 28 of the nation's Fortune 100 companies), for public employee retirement funds in 31 out of the 50 states, and for foundations, endowments, banks, and insurance companies worldwide. Alliance is one of America's largest mutual fund sponsors, with a diverse family of fund portfolios and approximately 4.8 million shareholder accounts.



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